Exhibit (10)(i)

William R. Green Separation Agreement

SEPARATION AGREEMENT AND RELEASE OF CLAIMS

(Severance Package)

This Agreement, (the Agreement”) is entered into this 15h day of January 2003 by and between William R. Green (“Green”) and Mines Management, Inc., an Idaho corporation (“Mines”) collectively referred to hereafter as the "Parties”.

WHEREAS, Green is the Chairman of the Board of Directors and served the Company continuously from 1969 until January 15, 2003 as its President;

WHEREAS, Green’s leadership and services have constituted a major factor in the successful growth and development of the Company;

WHEREAS, in the judgment of the Board of Directors of the Company (the "Directors"), it is of material value to the Company to secure Green’s services to provide for the orderly transition of new management of the Company, and it is of value to Green that his responsibilities, remuneration and other benefits be determined as hereinafter provided;

WHEREAS, the Parties wish to settle any and all claims either party may have or may have had against the other, and to define the nature of the relationship of the parties from this date forward; and

WHEREAS, the terms, conditions and undertakings of this Agreement were submitted to and duly approved and authorized by the Company's Board of Directors;

NOW THEREFORE, the parties agree as follows:

I.  EMPLOYMENT

A.

Green shall remain employed as an employee of Mines through April 30, 2003 (“Transition Period”).

B.

During the Transition Period, Green’s responsibilities shall be as determined by the President of the Company.

C.

The terms and conditions of Green’s compensation during the Transition Period shall remain the same as existed immediately before he ceased employment as the President of the Company on January 15, 2003.

II.  SEVERANCE PAYMENTS

A.

Commencing on May 1, 2003 Green shall receive annual severance payments in the amount of $60,000, payable in equal monthly installments.

B.

The severance payments shall be paid for a period of three (3) years terminating on April 30, 2006.

C.

In the event that Green dies during the term of this Agreement, the provisions of this Agreement shall survive his death and any payment to be made to Green pursuant to this Agreement shall be paid to his then spouse, if any, if she is living on the date of his death. In the event that Green’s spouse is not living on the date of his death, then any payment to be made to Green pursuant to this Agreement shall be paid to the legal representative of Green’s estate.

D.

In the event that any payment to Green would cause Mine’s cash (or cash equivalent) position to fall below one hundred thousand dollars ($100,000), then any payments to Green shall be deferred. At such time as Mine’s cash (or cash equivalent) position improves to the point that payment to Green would not cause such position to fall below one hundred thousand dollars ($100,000), then Mines shall pay all deferred monies due to Green, plus interest at eight percent (8%) per annum.

III.  STOCK OPTIONS

All stock options exercisable by Green shall expire on May 30, 2003. All or any part of the purchase price of such options may be made by surrendering Shares of Mines Management, Inc. common stock that are already owned by Green. Such shares shall be surrendered to the Company in good form for transfer and shall be valued at their fair market value on the date when such Options are exercised.

IV. UNEMPLOYMENT

In the event Green should file for unemployment compensation and Mines is contacted regarding the circumstances of Green’s separation of employment, Mines will not make any response to the Department of Employment Security which would indicate either that Green voluntarily terminated his employment or that he was terminated for cause.  Mines will not contest Green’s application for unemployment compensation.

V.  INDEMNIFICATION AND RELEASE

In consideration of the foregoing and other good and valuable consideration, the receipt of which is hereby acknowledged, each of the Parties hereby agrees each to release all other Parties from any claim for liability, damages, injury, or any other matter arising out of the past business and employment relationship of the parties.  It is expressly acknowledged by each party that such consideration is the sole consideration to be received for this release, and such consideration is paid and accepted in full settlement of all injuries and damages arising out of the subject matter of this release, whether known or unknown, and whether or not ascertainable at the time of the execution of this instrument.

The Parties intend that this release apply mutually to all subsidiary and affiliate companies of the other and their respective predecessors, successors, and assigns, and all of their past, present, and future officers, directors, agents, and employees, and their respective heirs and legal representatives.

V.  GENERAL PROVISIONS

A.

All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered (whether by personal delivery, telecopier, prepaid overnight carrier, or regular, certified or registered mail) to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

If to Green:

William R. Green

W. 415 Cliff Drive

Spokane, WA 99204

If to Mines:

Mines Management, Inc.

905 West Riverside, Suite 311

Spokane, Washington 99201

B.

The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

C.

This Agreement is the entire agreement between the Parties and supersedes all other prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof.

D.

This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns and is not intended to confer upon any other person any rights or remedies hereunder.

E.

This Agreement shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of Washington.  Venue to enforce any action arising from this Agreement shall lie in Spokane County, Washington.

F.

This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

G.

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

H.

If any dispute relating to this Agreement occurs, the prevailing party shall be reimbursed by the other for all costs incurred in connection therewith, including without limitation, reasonable attorneys’ fees.

I.

Mines has been represented by the law firm of Workland & Witherspoon, PLLC in this matter. Green has been advised to seek separate independent legal counsel and has either done so or freely chosen not to seek legal representation. Mines and Green hereby declare that they have carefully reviewed the terms of this Agreement, that they know the contents thereof, that they have voluntarily accepted the terms set forth herein and after any desired consultation with their respective attorneys, that they have signed this Agreement as their own free act and will.

IN WITNESS WHEREOF, Green and Mines have caused this Agreement to be executed individually or by its officer thereunto duly authorized as of the date first written above.

Mines Management, Inc.

By:________________________

     Glenn Dobbs, President

________________________

William R. Green, Individually